Exhibit 99.1

Lakeland Bancorp Announces Retirement of John Fredericks from Board of Directors

OAK RIDGE, N.J., May 25, 2011 — Lakeland Bancorp and Lakeland Bank have announced the retirement of John W. Fredericks, chairman of the board of directors of Lakeland Bancorp, Inc. and Lakeland Bank.

Fredericks, a founding member of Lakeland Bank, has been a board member since the bank opened in 1969. He held the position of Chairman of Lakeland Bancorp and Lakeland Bank from June 1999 through May 2011. Prior to that appointment, he was President of both entities for ten years. Fredericks is the former owner of Fredericks Fuel and Heating Service, Oak Ridge, NJ.

“We thank John for his unwavering commitment to our shareholders, employees, customers and community,” said Thomas Shara, president and chief executive officer of Lakeland Bancorp and Lakeland Bank. “His extraordinary level of service and dedication has been the driving force behind our bank’s growth throughout his forty-two years of service.”

Fredericks was one of three local businessmen who spearheaded the effort to establish a local community bank in the Newfoundland area. With $1 million in startup capital, four employees and an office located in a trailer on Route 23, the bank has grown to be the third largest commercial bank headquartered in the state with 47 branches and more than 550 employees. “Our congratulations and best wishes to John, and we look forward to his continued support of Lakeland Bank as a Director Emeritus,” stated Shara.

About Lakeland Bancorp

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.8 billion and 47 offices spanning six northern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank’s full line of products and services, visit their website at lakelandbank.com.

Contact: Tony Rose, Director of Marketing, +1-973-697-2000, trose@lakelandbank.com